Ex-99.906CERT
I, John Brett, President and I, Tony Owens, Treasurer of Scottish Widows Investment Partnership Trust (the “Registrant”), each certify that:
1.	The N-CSR of the Registrant (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

By:	/s/ John Brett
John Brett
President (principal executive officer)

Date:	May 30, 2008

By:	/s/ Tony Owens Tony Owens
Treasurer (principal financial officer)

Date:	May 30, 2008